Exhibit 99.2

3PEA International Names Robert Strobo General Counsel, Chief Legal Officer and Secretary

HENDERSON, Nev., November 15, 2018 – On November 9th, 3PEA International, Inc. (NASDAQ:TPNL) (the “Company”), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, appointed Robert (Robby) Strobo General Counsel, Chief Legal Officer and Corporate Secretary. Strobo will lead the Company’s legal affairs, contracts and negotiations, corporate secretarial function, consumer affairs and global trade compliance. He succeeds Anthony E. DePrima, who is retiring after 9 years with the Company.

Strobo previously served as Deputy General Counsel and Vice President at Republic Bank & Trust Company, a state-charted financial institution headquartered in Louisville, Kentucky. Strobo began his career there in 2005 and served as in-house counsel until 2018, specializing in non-traditional banking and prepaid card issuance. He also served as Chairman of the Board of Directors for Commonwealth Theatre Center, a non-profit youth conservatory and outreach program serving all of Kentucky and southern Indiana. Strobo received his B.A. in Psychology and Philosophy from the University of Kentucky and his J.D. from DePaul University College of Law in Chicago, Illinois.

“We are excited to welcome Robby to 3PEA International,” said Mark Newcomer, Chief Executive Officer, 3PEA International, Inc. “Robby’s prior experience in prepaid and non-traditional banking combined with his established track record of successfully managing complex legal matters makes him a perfect fit for 3PEA as the company expands its product line with new innovative payment solutions.”

About 3PEA International

3PEA International (NASDAQ:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA designs and develops payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc. in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitter and Facebook.

Forward- Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contacts

3PEA International, Inc.

Brian Polan, 1-702-749-7234

Chief Financial Officer

bpolan@3pea.com

www.3pea.com

or

S&C Public Relations, Inc.

Suzanne Dawson, 1-646-941-9140

sdawson@scprgroup.com

Source: 3PEA International, Inc.